UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2005, Lodgian, Inc. (the "Company") and Daniel G. Owens, the Company's Vice President and Chief Accounting Officer, entered into an Incentive Stock Option Agreement (the "Option Agreement"). Under the terms of the Option Agreement, the Company, with approval of its Compensation Committee, awarded Mr. Owens 7,500 incentive stock options on February 28, 2005. The exercise price of the options is $12.00 per share, which is the average of the high and low prices of the Company's common stock as quoted by the American Stock Exchange on the date of grant. The term of the options is ten (10) years. Subject to earlier vesting in the event of death, disability or other termination, the options vest in equal annual installments beginning on February 28, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 28, 2005, Lodgian, Inc. appointed Daniel G. Owens, age 34, as Vice President and Chief Accounting Officer. Mr. Owens is assuming the position formerly held by Linda B. Philp who assumed the position of Executive Vice President and Chief Financial Officer on January 31, 2005.

From December 1999 until his appointment with Lodgian, Mr. Owens worked for InterCept, Inc., a publicly traded banking technology service company and its successor, Fidelity National Financial. Mr. Owens most recent position was Vice President - Finance & Accounting but also served as Controller. InterCept's business address was 3150 Holcombe Bridge Road, Suite 200, Norcross, Georgia, 30071 and Fidelity National Financial's business address is 601 Riverside Avenue, Jacksonville, Florida, 32204. Neither InterCept, Inc. nor Fidelity National Financial is a parent, subsidiary or other affiliate of Lodgian.

Mr. Owens is a licensed CPA in the state of Pennsylvania and holds a B.S. in Business Administration/Accounting from Bloomsburg University.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

March 4, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary